Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Trina Schurman
July 5, 2012		Nordstrom, Inc.
(206) 233-6503

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports June Sales

  SEATTLE, Wash. (July 5, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported an 8.1 percent increase in same-store sales for the five-week period ended June 30, 2012 compared with the five-week period ended July 2, 2011. Preliminary total retail sales of $1.04 billion for June 2012 increased 12.6 percent compared with total retail sales of $927 million for the same period in fiscal 2011.

  Quarter-to-date same-store sales increased 6.8 percent compared with the same period in fiscal 2011. Preliminary quarter-to-date total retail sales of $1.91 billion increased 11.1 percent compared with total retail sales of $1.72 billion for the same period in fiscal 2011.

  Year-to-date same-store sales increased 7.8 percent compared with the same period in fiscal 2011. Preliminary year-to-date total retail sales of $4.45 billion increased 12.6 percent compared with total retail sales of $3.95 billion for the same period in fiscal 2011.

  Nordstrom’s 17-day Anniversary Sale, historically our largest sale event of the year, will begin on July 20th. This year’s sale begins one week later in July this year compared with last year. As a result, one week of event sales will move to August, which is in our third quarter.

SALES RECORDING

To hear Nordstrom’s pre-recorded June sales message, please dial (402) 220-6036 beginning today at 8:40 a.m. EDT. This recording will be available for one week.

JUNE SALES RESULTS

(unaudited; $ in millions)

	Total Retail Sales			Same-store Sales
	Fiscal 2012	Fiscal 2011	Percent Increase	Total	Nordstrom	Nordstrom Rack

June	$1,044	$927	12.6%	8.1%	8.5%	8.2%

Quarter-to-date	$1,914	$1,723	11.1%	6.8%	7.4%	6.8%

Year-to-date	$4,449	$3,952	12.6%	7.8%	8.5%	6.8%

Number of stores	Jun-12	Jun-11
Nordstrom	117	116
Nordstrom Rack and other	114	98

Total	231	214

Gross square footage	24,974,000	24,298,000

SAME-STORE SALES

  Same-store sales include sales from stores that have been open at least one full year as of the beginning of the fiscal year. Nordstrom includes sales from both full-line stores and Direct because of the integration of these two channels. Total same-store sales include accounting adjustments that are not allocated to Nordstrom and Nordstrom Rack. Same-store sales exclude sales made through HauteLook, Nordstrom’s online private sale subsidiary, which was acquired in the first quarter of 2011.

FUTURE REPORTING DATES

  Nordstrom’s planned financial release calendar for the next three months currently includes:

July Sales Release	Thurs., August 2, 2012
Second Quarter Earnings Release	Thurs., August 9, 2012
August Sales Release	Thurs., August 30, 2012
September Sales Release	Thurs., October 4, 2012

ABOUT NORDSTROM

  Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 231 stores in 31 states, including 117 full-line stores, 110 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

  Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, trends in company operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Form 10-Q for the fiscal quarter ended April 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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